UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 16, 2007

SUNPOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-51593	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 16, 2007, SunPower Corporation (“SunPower”) entered into a polysilicon supply agreement (the “Agreement”) with Hemlock Semiconductor Corporation (“Hemlock”). The Agreement provides the general terms and conditions pursuant to which SunPower will purchase, on a firm commitment basis, fixed annual quantities of polysilicon at specified prices from 2010 through 2019. SunPower expects to supply the polysilicon to third parties that will manufacture ingots and wafers using such polysilicon for SunPower. The aggregate quantity of polysilicon to be purchased over the term of the Agreement is expected to support more than two gigawatts of solar cell manufacturing production based on SunPower’s expected silicon utilization during such period.

Under the Agreement, SunPower is required to make prepayments to Hemlock prior to 2010 in the aggregate amount of $113 million in three equal installments. Such prepayments will be used to fund the expansion of Hemlock’s polysilicon manufacturing capacity and will be credited against future deliveries of polysilicon to SunPower. The prepayments requirement, together with the balance of SunPower’s firm commitment payment obligations under the Agreement, represent a material financial obligation of the company.

Item 7.01.	Regulation FD Disclosure.

On July 18, 2007, SunPower issued a press release announcing its entry into this Agreement. A copy of the press release is attached to this report as Exhibit 99.1. In accordance with General Instruction B.2 of Form 8-K, the information set forth herein and in the press release is deemed to be “furnished” and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information set forth in Item 7.01 of this report shall not be deemed an admission as to the materiality of any information in this report on Form 8-K that is required to be disclosed solely to satisfy the requirements of Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated July 18, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 18, 2007

SunPower Corporation

By:	/s/ Emmanuel Hernandez
Name:	Emmanuel Hernandez
Title:	Chief Financial Officer

Exhibit No.	Description
99.1	Press Release dated July 18, 2007